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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

      This employment agreement ("Agreement") between Lions Gate Entertainment Corp. ("Lions Gate Corp.") and Steve Beeks ("Executive") is entered into as of December 15, 2003 (the "Effective Date") with respect to the following:

1. EMPLOYMENT;TITLE. Lions Gate Corp. hereby agrees to have its wholly owned subsidiary Lions Gate Entertainment Inc. ("Lions Gate Inc.") employ Executive as its President (Lions Gate Corp. and Lions Gate Inc. are referred to hereinafter collectively as the "Company"). Executive hereby agrees to accept such employment and position under the terms and conditions set forth below. Executive shall report directly to the CEO of Lions Gate Corp., a position currently held by Jon Feltheimer.

2. TERM. The term of this Agreement (the "Term") shall commence on the Effective Date and shall end on March 31, 2008, unless earlier terminated in accordance with Section 14 below.

3. BASE SALARY.

      A. Executive's base salary compensation ("Base Salary") for the first year, three months and seventeen (17) days of the Term (commencing December 15, 2003) shall be $525,000.00 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with the Company's then existing payment policy.

      B. Executive's Base Salary for the second year of the Term (commencing April 1, 2005) shall be $550,000.00 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with the Company's then existing payment policy.

      C. Executive's Base Salary for the third year of the Term (commencing April 1, 2006) shall be $575,000.00 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with the Company's then existing payment policy.

      D. Executive's Base Salary for the fourth year of the Term (commencing April 1, 2007) shall be $600,000.00 per annum, subject to normal statutory deductions, payable semi-monthly or in accordance with the Company's then existing payment policy.

4. BONUSES. In addition to his Base Salary, Executive shall be entitled to receive the following bonuses:
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      A. BONUS BASED UPON EBITDA OF THE THE COMPANY

      Executive shall be entitled to receive, as his yearly bonus compensation based on the EBITDA target (the "E Target") of the Company (such bonus compensation referred to hereinafter as the "E Bonus"), an E Bonus equal to:

      5% of his Base Salary if he attains at least 100% but less than 105% of the E Target
      10% of his Base Salary if he attains 105% of the E Target
      15% of his Base Salary if he attains 110% of the E Target
      20% of his Base Salary if he attains 115% of the E Target, or 25% of his Base Salary if he attains 120% of the E Target.

      For each fiscal year of the Term, the Company shall designate the year's E Target, and it shall notify Executive in writing of such E Target before the beginning of the fiscal year to which the E Target applies. The E Target shall be established in good faith following consultation with Executive. The Company shall establish a reserve amount for uncollectible receivables equal to 2% (the "E Reserve"). The E Target shall include the E Reserve.

      B BONUS BASED UPON PERFORMANCE OF THE HOME VIDEO DIVISION (THE "HV
TARGET")

      In addition to his right to receive the E Bonus upon the terms set forth in subsection A above, Executive shall also be entitled to receive, as his yearly bonus compensation based on his attainment of the HV Target (the "HV Bonus"), an HV Bonus equal to:

      5% of his Base Salary if he attains at least 100%, but less than 105% of the HV Target
      10% of his Base Salary if he attains 105% of the HV Target
      15% of his Base Salary if he attains 110% of the HV Target
      20% of his Base Salary if he attains 115% of the HV Target, or 25% of his Base Salary if he attains 120% of the HV Target.

      For each fiscal year of the Term, the Company shall designate the year's HV Target, and it shall notify Executive in writing of such HV Target before the beginning of the fiscal year to which the HV Target applies. The HV Target shall be designated in good faith following consultation with Executive. The HV Target shall include a 2% reserve amount (the "HV Reserve") for uncollectible receivables.

      C. MINIMUM BONUS

      In addition to the E Bonus and the HV Bonus to which Executive is entitled in accordance with subsections A and B above, in each fiscal year of the Term, Executive shall be entitled to receive as bonus compensation a minimum yearly bonus of 12.5% of the applicable
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year's Base Salary (the "Minimum Yearly Bonus"), provided, however, that to be eligible for this Minimum Yearly Bonus, the Company must achieve 110% of the E Target for the Company's fiscal year commencing April 1, 2004.

      D. DISCRETIONARY BONUS

      In addition to the bonus compensation referred to in subsections A, B and C above, for each fiscal year of the Term, commencing April 1, 2004, Executive shall also be eligible to receive a discretionary bonus (the "Discretionary Bonus"). Such Bonus shall be at the sole discretion of the CEO.

      E. YEARLY BONUS COMPENSATION

      Each of the bonuses referred to in subsections A through D above (collectively, the "Yearly Bonus Compensation") shall be based upon the fiscal year of the Company, which runs from April 1 to March 31. The Yearly Bonus Compensation shall be paid to Executive by the June 30 following the fiscal year to which the Yearly Bonus Compensation applies, unless otherwise provided in
Section 14.

      The E Bonus shall be based on revenue "booked" by the Company (the "E Booked Revenue") during the applicable fiscal year. If The Company reasonably determines that a portion or portions of the E Booked Revenue shall become uncollectible in excess of the amount of the E Reserve (the "Excess E Amount"), the Company shall have the right to set off such Excess E Amount from the E Booked Revenue in the subsequent fiscal year.

      The HV Bonus shall also be based on revenue "booked" by the Home Video Division (the "HV Booked Revenue") during the applicable fiscal year. If The Company reasonably determines that a portion or portions of the HV Booked Revenue shall become uncollectible in excess of the amount of the HV Reserve (the "Excess HV Amount"), The Company shall have the right to set off such Excess HV Amount from the HV Booked Revenue in the subsequent fiscal year.
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5. BENEFITS. Upon execution of this Agreement, Executive shall be eligible for all employee benefits (including medical, dental and vision insurance) and the Company's 401(k) plan in accordance with the Company's standard benefit program for its division heads.

      Employee shall not be entitled to accrue vacation, nor be entitled to any paid vacation days. Employee, however, shall be entitled to take time off at any time without reduction in his Base Salary, subject to (i) approval of the CEO, which approval shall not be unreasonably withheld, and (ii) the demands and requirements of Employee's duties and responsibilities under the Agreement.

      In addition, Executive shall be entitled to (i) business class travel for flights in excess of four hours; (ii) all customary "perqs" of division heads within the Company; (iii) a cell phone, which may be expensed; (iv) a reserved parking space, and (v) reimbursement for all expenses reasonably incurred in connection with his employment.

      The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Executive so long as such action is taken in general with respect to other similarly situated persons and does not single out Executive.

6. SERVICES. Executive shall devote his full business time and attention to the Company. Executive shall render such services as are customarily rendered by persons in Executive's capacity in the motion picture and home video industries and as may be reasonably and lawfully requested by the Company on an exclusive basis. Executive hereby agrees to comply with all reasonable and lawful requirements, directions, requests, rules and regulations of the Company of which he has been made aware, to render services commensurate with his position, and to do so in a competent, conscientious and professional manner, including those involving artistic taste and judgment, provided, however, that the Company shall have no obligation to cause or allow Executive to render any services, or to include all or any of Executive's work or services in any motion picture or other property or production.

7. ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS. Executive shall promptly and fully disclose all intellectual property generated by the Executive during the Term in connection with his employment hereunder. All copyrightable works that Executive creates in connection with his obligations under this Agreement shall be considered "work made for hire" and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Executive is not deemed to be a "work made for hire," Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive's full right, title and interest in and to all such works and other intellectual property. Executive agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without
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limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Executive will not charge the Company for time spent in complying with these obligations. This Section 7 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Executive for the Company.

      Executive hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

8. SHARE APPRECIATION RIGHTS. Executive shall be entitled to an award of share appreciation rights as set forth in a separate agreement between Executive and the Company (the "Award Agreement"). The Award Agreement is attached hereto as Exhibit A.

9. NOTICES. All notices to be given pursuant to this Agreement shall be effected either by mail or personal delivery in writing as follows:

               LIONS GATE:

               Lions Gate Entertainment
               2700 Colorado Avenue, Suite 200
               Santa Monica, California 90404
               Attention:  General Counsel

               EXECUTIVE:

               Steve Beeks
               Lions Gate Entertainment Inc.
               2700 Colorado Avenue, Suite 200
               Santa Monica, California 90404

               COURTESY COPY:

               Rita Herscovici, Esq.
               Brown Raysman Millstein Felder and Steiner, LLP
               1880 Century Park East, Suite 711
               Los Angeles, CA 90067
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10. COMPLETE AGREEMENT; MODIFICATIONS. Except in connection with obligations undertaken by Executive and by Executive's prior employer and its affiliates (collectively, the "Prior Employer") on the Prior Employer's behalf and on behalf of any successor of the Prior Employer (including, without limitation, the Company), in the Special Bonus Letter dated April 11, 2003, and except in connection with the parties' rights and obligations set forth in the Award Agreement, each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Except as otherwise provided above with respect to the Special Bonus Letter and the Award Agreement, this Agreement embodies the complete agreement and understanding between the parties and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged. This Agreement supersedes Executive's prior employment agreement with Artisan Home Entertainment Inc. ("Artisan"), which prior employment agreement shall be of no further force and effect as of the Effective Date of this Agreement, except as to any vacation accrued thereunder, stock options granted therein, and rights granted thereunder in connection with the Special Bonus Letter.

11. LAWS. This Agreement will be governed by the internal laws of the State of California irrespective of rules pertaining to conflicts of laws. This Agreement may be executed via facsimile and/or in counterparts and all such counterparts and/or facsimile copies shall be deemed one and the same and an original of this Agreement.

12. WAIVERS. Failure to require compliance with any provision or condition provided for under this Agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.

13. ASSIGNMENT. Executive shall not assign any of his rights or delegate any of his duties under this Agreement.

14. TERMINATION. This Agreement may be terminated as follows:

      A. UPON THE DEATH OR DISABILITY OF EXECUTIVE

      This Agreement may be terminated by giving written notice of termination to Executive during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment under this Agreement as a result of physical or mental Disability which has continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with
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Executive (if practical), the Board may appoint an interim President of Lions
Gate Inc. to fulfill the duties and responsibilities of Executive and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Executive's Disability, Executive shall immediately resume the position of President and his duties and responsibilities in accordance with the terms of this Agreement and the interim President shall cease serving in such capacity. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which renders Executive unable to perform the essential functions of his position, with even reasonable accommodation which does not impose an undue hardship upon the Company. Lions Gate Corp. reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

      In case of termination pursuant to this subsection A, the Company shall pay Executive (or his personal representative as the case may be): (i) the amount of Executive's Base Salary and earned Yearly Bonus Compensation with respect to the period prior to the date of termination, to the extent not previously paid, (ii) the amount of any benefits as are payable to Executive (or his personal representative) by reason of his employment with the Company or by reason of such death or Permanent Disability under the terms of any employee plan, including any stock option plans, or insurance program maintained by the Company and in which Executive was a participant, (iii) business expenses incurred prior to the date of termination, and (iv) an amount in lieu of the Yearly Bonus Compensation equal to (x) the Yearly Bonus Compensation earned in the fiscal year prior to the date of termination, multiplied by (y) a fraction, the numerator of which is the number of days of Executive's employment by the Company during the fiscal year in which Executive's employment is terminated, and the denominator of which is 365, provided further that, on the date of termination, the EBITDA performance of the Company and the performance of the Home Video Division as a percentage of the E Target and the HV Target, respectively was equal to that of the prior year. All amounts due pursuant to this subsection A shall be payable in a lump sum within sixty (60) days after the date of termination.

      B. BY THE COMPANY FOR CAUSE

      This Agreement may be terminated by the Company for Cause by giving Executive written notice of termination for Cause. "Cause" as used herein means:
(i) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (ii) gross negligence or willful misconduct with respect to the Company, which shall include, but not be limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company, violation of any fiduciary duty, and violation of any duty of loyalty; or (iii) any material breach of this Agreement by Executive.
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      Prior to terminating Executive's employment for Cause, the Company shall provide Executive with written notice of the grounds for the proposed termination. If the grounds for termination are subject to cure, the Executive shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If no cure is possible or Executive has failed to cure, Executive's employment shall terminate upon the 15th day following notice of termination.

      In case of termination pursuant to this subsection B, Executive shall be entitled to receive the amount of Executive's Base Salary and Yearly Bonus Compensation accrued and business expenses incurred with respect to the period prior to the date of termination, to the extent not previously paid.

      Except under the terms of any Company employee benefit or pension plan, program or policy or the Company's stock option plans, the Company shall have no other or further obligation to Executive hereunder, including, without limitation, any obligation to make severance payments.

      C. BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON

      This Agreement may be terminated by the Company without Cause upon sixty
(60) days prior written notice to Executive, or by Executive with Good Reason, upon thirty (30) days prior written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean any of the following events: (i) relocation of Executive's usual place of business to a location more than 50 miles from Lions Gate Inc.'s current principal place of business; (ii) any material diminution of Executive's position or of Executive's duties and responsibilities or a change in the reporting relationship such that Executive no longer reports directly to the CEO of Lions Gate Corp.; (iii) any material diminution of Executive's Base Salary or a non-material diminution of Executive's Base Salary unless a comparable diminution is made to the base salaries of all senior executives of the Company, or (iv) any other material breach of this Agreement, of the Award Agreement or of the Special Bonus Letter that continues uncured, if capable of cure, for at least fifteen (15) days after Executive has provided the Company, or its successor in interest, with written notice thereof and an opportunity to cure.

      In case of termination pursuant to this subsection C, Executive shall be entitled to receive: (i) the amount of the Executive's Base Salary accrued with respect to the period prior to the date of termination, to the extent not previously paid, (ii) a lump sum payment in an amount equal to 50% of Executive's Base Salary remaining to be paid under the terms of this Employment Agreement if the termination occurs after the Effective Date, but before March 31, 2007 plus, if the termination occurs after April 1, 2005 but before March 31, 2007, an amount of $500,000. If the termination occurs after April 1, 2007, then 100% of Executive's Base Salary remaining to be paid under the terms of this Employment Agreement; (iii) the cost of maintaining Executive's health and dental insurance coverage under COBRA until the
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earlier of eighteen (18) months following the date of termination or the date
Executive secures new employment and is eligible for health care benefits or June 30, 2008; and (iv) an amount in lieu of the Yearly Bonus Compensation equal to (x) the Yearly Bonus Compensation paid to Executive in the fiscal year prior to the date of termination if Executive has been with the Company only one fiscal year before the date of termination, or the average Yearly Bonus Compensation paid to Executive in the two immediately preceding fiscal years if Executive has been with the Company two years or more before the date of termination, multiplied by (y) a fraction, the numerator of which is the number of days of Executive's employment by the Company during the fiscal year of the Company in which Executive's employment is terminated, and the denominator of which is 365. The payments provided for herein shall be paid not later than thirty following the date of termination.

      D. BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

      Notwithstanding anything else contained in this Section 14, in the event that Executive is terminated without Cause by the Company or by its successors or assigns, or if Executive terminates this Agreement for Good Reason at any time within the twelve (12) months period following a Change of Control (as such term is defined in the Award Agreement), Executive shall be entitled to receive:(i) the amount of the Executive's Base Salary accrued with respect to the period prior to the date of termination, to the extent not previously paid,
(ii) a lump sum payment in an amount equal to 50% of Executive's Base Salary remaining to be paid under the terms of this Employment Agreement if the termination occurs after the Effective Date, but before March 31, 2007 plus, if the termination occurs after April 1, 2005 but before March 31, 2007, an amount of $500,000. If the termination occurs after April 1, 2007, then 100% of Executive's Base Salary remaining to be paid under the terms of this Employment Agreement; (iii) the cost of maintaining Executive's health and dental insurance coverage under COBRA until the earlier of eighteen (18) months following the date of termination or the date Executive secures new employment and is eligible for health care benefits or June 30, 2008; and (iv) an amount in lieu of the Yearly Bonus Compensation equal to (x) the Yearly Bonus Compensation paid to Executive in the fiscal year prior to the date of termination if Executive has been with the Company only one fiscal year before the date of termination, or the average Yearly Bonus Compensation paid to Executive in the two immediately preceding fiscal years if Executive has been with the Company two years or more before the date of termination.

      E. NO MITIGATION

      Executive shall not be obligated to mitigate any payments, compensation or benefits provided to Executive by the Company under this Section 14 nor shall such payments, compensation or benefits be subject to offset on account of any remuneration or other compensation received by Executive from any other source.
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15. TRADE SECRETS. Executive acknowledges that the nature of Executive's employment with the Company and Executive's prior employment with Artisan is and was such that Executive shall have and has had access to proprietary and confidential information of the Company (the "Confidential Information") and Artisan which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such Confidential Information shall include the Company's and Artisan's financial, operational and marketing data, production techniques, methods, trade secrets (including, without limitation, customer and supplier information), and other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company. Notwithstanding the above, the parties acknowledge and agree that Confidential Information shall not include any information that Executive can demonstrate (i) was publicly available at the time of its disclosure to Executive; (ii) was already in Executive's possession at the time of disclosure; (iii) was rightfully received by Executive from a third party not subject to obligations of confidentiality, or (iv) was independently developed by Executive without use of any Confidential Information. Executive shall keep all such Confidential Information in confidence during the Term of this Agreement and at any time thereafter and shall not use or disclose it to any person, except to the extent such use or disclosure is (x) necessary to the performance of this Agreement and in furtherance of the Company's interests, (y) required by applicable law or court order, or (z) authorized in writing by the Company. Upon termination of Executive's employment with the Company, Executive shall deliver to the Company all documents, computer disks or computers, records, notebooks, work papers, and all similar material containing any of the foregoing Confidential Information, whether prepared by Executive, the Company or anyone else. In addition, in order to protect the Confidential Information, Executive agrees that during the Term and for a period of two (2) years thereafter, Executive will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.

16 ARBITRATION. Any dispute, controversy or claim arising out of or in respect to this agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof, shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles County, California in accordance with the Federal Arbitration Act and/or California Code of Civil Procedure, Sections 1281 et seq., to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Los Angeles, California. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. Each party shall bear its own expenses and one-half the aggregate amount of arbitration costs.
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      If the foregoing represents Executive's understanding and agreement and
Executive agrees to be legally bound by the foregoing terms and conditions, kindly so indicate in the place provided for Executive's signature below.

                                        Lions Gate Entertainment Corp.


                                        By _________________________________

                                        Its:  _____________________________
Agreed to and Accepted:

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Steve Beeks